EXHIBIT 99.1

Sontra Enters into Licensing Agreement with Bayer Diagnostics for Sontra’s

Continuous Non-Invasive Glucose Monitoring Technology

FRANKLIN, Mass., July 29 — Sontra Medical Corporation (Nasdaq SC: SONT), today announced the signing of a patent and technology licensing agreement with the Diagnostics Division of Bayer HealthCare LLC, a member of the Bayer Group (NYSE: BAY). Under the terms of the agreement, Bayer has been granted exclusive worldwide rights to the intellectual property in Sontra’s SonoPrep(TM) ultrasonic skin permeation technology for the continuous non-invasive glucose monitoring field. Bayer has agreed to pay Sontra $1.5 million by January 15, 2004 in exchange for this exclusive license.

Bayer and Sontra also anticipate a strategic collaboration between the companies to develop and commercialize a non-invasive glucose monitor that incorporates Sontra’s ultrasonic skin permeation and biosensor technologies. The collaboration will be structured as a product development program under which the parties expect to enter into future agreements covering the completion of product development and clinical trials necessary to obtain FDA approval. The parties anticipate that at the end of the first phase of collaboration, Bayer will make an additional milestone payment to Sontra. During the second phase of the collaboration, the parties anticipate that Bayer and Sontra will enter into a manufacturing supply and royalty agreement under which Sontra would be the exclusive manufacturer of the SonoPrep® skin permeation device. If Bayer elects not to continue development of the product with Sontra, the license would convert to a co-exclusive license and Sontra would receive royalty payments based on net sales of the product sold by Bayer that uses the licensed intellectual property and technology.

Joe Martin, Senior Vice President and General Manager, Bayer Diagnostics stated, “We are delighted to have the opportunity to license Sontra’s ultrasonic skin permeation and biosensor technologies and to work with Sontra to develop and commercialize glucose monitoring systems. We believe that Sontra’s technology has the potential to address major unmet market needs.”

Thomas W. Davison, Ph.D., Chief Executive and President of Sontra stated, “We are pleased to have partnered with Bayer, a world-class company and one of the leaders in the rapidly growing $5 billion home glucose testing market. We expect that the combination of Bayer’s and our technical resources will result in the acceleration of the development and commercialization of our Symphony glucose monitor”.

The $1.5 million licensing fee payable by January 15, 2004 by Bayer to Sontra is subject to (i) Sontra’s receipt from the Nasdaq Listing Qualifications Panel of an exception from the Nasdaq SmallCap Market’s minimum $2.5 million stockholders’ equity continued listing requirement, (ii) Sontra’s receipt of a minimum of $1.5 million in financing from third parties, and (iii) Sontra having stockholders’ equity on September 30, 2003 of at least $2.5 million.

About Sontra Medical Corporation (www.sontra.com)

Sontra Medical Corporation is the pioneer of SonoPrep®, a non-invasive ultrasound-mediated skin permeation technology that enables transdermal diagnosis and drug delivery. Sontra’s products under development include: the Symphony(TM) Diabetes Management System for continuous non-invasive glucose monitoring; a rapid onset (less than 5 minutes) topical anesthetic delivery system; a skin preparation system to improve electrophysiology tests and the use of SonoPrep® for the transdermal delivery of large molecule drugs and biopharmaceuticals.

Information Regarding Forward-Looking Statements

This press release contains forward-looking statements which address a variety of subjects including, for example, the expected effects and benefits of the license and strategic collaboration between Bayer and Sontra. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements and include statements regarding our planned strategic initiatives and our ability to maintain a listing on Nasdaq. Such statements are based on our current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: there can be no guaranty that Sontra will satisfy any or all of the conditions of the license agreement which are required to be satisfied in order for Sontra to receive the $1.5 million licensing fee from Bayer; Sontra’s history of losses and its current cash position; Sontra’s ability to procure the necessary financing to continue as a going concern; adverse results in product development and clinical trials; failure to obtain and maintain patent protection for discoveries; commercial limitations imposed by patents owned or controlled by third parties; dependence upon strategic partners to develop and commercialize products based on our work; difficulties or delays in obtaining regulatory approvals to market products resulting from development efforts; the commercial success of products; and the requirement for substantial funding to conduct research and development and to expand commercialization activities. For detailed information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to Sontra’s filings with the Securities and Exchange Commission, including Sontra’s most recent Quarterly Report on Form 10-QSB. Forward- looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward- looking statements made by us.

    Contact:

Sean Moran, CFO

Sontra Medical Corporation

Telephone: 508-553-8850